EXHIBIT 15

Alcoa and subsidiaries

October 26, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated October 7, 2004, except for Note P, as to which the date is October 26, 2004, on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month and nine-month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in its Form S-8 Registration Statements (Nos.33-24846, 333-32516, 333-106411, 333-36214, 33-22346, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-36208, 333-37740, 333-39708, and 333-115717) and Form S-3 Registration Statements (Nos. 333-74874 and 333-107926).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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